UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                               ZYMOGENETICS, INC.
                               ------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   98985T 10 9
                                   -----------
                                 (CUSIP Number)


                               September 14, 2007
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [X]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 2 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg, Pincus Equity Partners, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 3 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus Partners LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 4 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 5 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Warburg Pincus LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 6 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Charles R. Kaye
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                               ---------------------
CUSIP No. 98985T 10 9                   13G                Page 7 of 12 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Joseph P. Landy
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,800,520
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,800,520
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,800,520
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    ZymoGenetics, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    1201 Eastlake Avenue East
                    Seattle, WA 98102

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    -----------------------------------------------------------

The statement is filed by and on behalf of (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"); (b) Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"); (c) Warburg Pincus & Co., a New York general partnership ("WP"); (d) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPEP and (e) Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. WPEP has two affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

WPEP, WPP LLC, WP, WP LLC and Messrs. Kaye and Landy have shared dispositive and voting power with respect to 7,800,520 shares of Common Stock (as defined below).

Item 2(c)           Citizenship:
                    -----------

                    WPEP is a Delaware limited partnership, WP is a New York general partnership, each of WPP LLC and WP LLC is a New York limited liability company and each of Messrs. Kaye and Landy is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, no par value per share ("Common Stock")

Item 2(e)           CUSIP Number:
                    ------------

                    98985T 10 9

Item 3              If this statement is filed pursuant to ss.ss.
                    ---------------------------------------------
                    240.13d-1(b) or 240.13d-2(b) or (c), check whether the
                    ------------------------------------------------------
                    person is filing as a:
                    ---------------------

                    Not Applicable


                               Page 8 of 12 pages

Item 4.             Ownership:
                    ---------

                    Warburg, Pincus Equity Partners, L.P.
                    -------------------------------------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                           the vote: 7,800,520

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520

                    Warburg Pincus Partners LLC
                    ---------------------------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                           the vote: 7,800,520

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520

                    Warburg Pincus & Co.
                    --------------------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                           the vote: 7,800,520

                               Page 9 of 12 pages

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520

                    Warburg Pincus LLC
                    ------------------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                           the vote: 7,800,520

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520

                    Mr. Kaye
                    --------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                           the vote: 7,800,520

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520


                    Mr. Landy
                    ---------

                    (a)    Amount beneficially owned: 7,800,520
                           shares of Common Stock, as of October
                           5, 2007.

                    (b)    Percent of Class: 11.4%

                    (c)    (i) Sole power to vote or direct the
                           vote: 0

                           (ii) Shared power to vote or direct
                            the vote: 7,800,520

                               Page 10 of 12 pages

                           (iii) Sole power to dispose of or direct the disposition of: 0

                           (iv) Shared power to dispose of or
                           direct the disposition of: 7,800,520

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.   [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

WPEP, WPP LLC, WP, WP LLC and Messrs. Kaye and Landy are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The agreement among WPEP, WPP LLC, WP, WP LLC and Messrs. Kaye and Landy to file jointly is attached hereto as Exhibit
A. Each of WPEP, WPP LLC, WP, WP LLC and Messrs. Kaye and Landy disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.


Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    Not Applicable

                              Page 11 of 12 pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 5, 2007

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:  Warburg Pincus Partners LLC, its General Partner
By:  Warburg Pincus & Co., its Managing Member

By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS PARTNERS LLC

By:  Warburg Pincus & Co., its Managing Member

By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS & CO.

By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS LLC

By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Scott A. Arenare
Title: Managing Director


By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Charles R. Kaye
By:    Scott A. Arenare, Attorney-in-Fact*


By:    /s/ Scott A. Arenare
       -----------------------------
Name:  Joseph P. Landy
By:    Scott A. Arenare, Attorney-in-Fact**



* The Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** The Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

                              Page 12 of 12 pages